Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CG ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CG ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”) effective as of March 11, 2019 (“Effective Date”), is entered into by and between Cold Genesys, Inc. (“CG”), with offices at Santa Ana, CA 92707, and Lepu Biotech Co., Ltd. (“Lepu”), with offices at 1-C280, No. 1628 Suzhao Road, Minhang, Shanghai. CG and Lepu may each be referred to as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, CG owns or controls certain intellectual property assets, including, but not limited to, patents, proprietary know-how, and scientific and technical information relating to CG’s CG0070 recombinant adenovirus;

WHEREAS, Lepu possesses expertise and resources relating to the development, manufacture and commercialization of pharmaceutical products and wishes to obtain an exclusive license under CG’s patents, proprietary know-how and scientific and technical information relating to CG’s CG0070 recombinant adenovirus to develop, manufacture and commercialize products for China; and

WHEREAS, CG and Lepu desire to enter into a collaboration for the development and commercialization of such products as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, CG and Lepu, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Adverse Event” means any undesirable event or experience associated with the use of a medicinal product, whether or not expected, including, but not limited to, an event or experience that occurs: in the course of the use of the product in professional practice; from overdose whether accidental or intentional; from abuse; from withdrawal; or from a failure of expected pharmacological or biological therapeutic action of the product.

1.2 “Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with a Party for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

1.3 “Approval Request” shall have the meaning assigned thereto in Section 9.1.

1.4 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York, United States are permitted or required to be closed.

1.5 “CG0070 Patents” means the following: (a) the patents and patent applications set forth in Exhibit 1 attached hereto; (b) all other patents and patent applications owned or Controlled by CG as of the Effective Date or during the Term with at least one pending or issued claim that would be infringed by the manufacture, use, and/or sale of a Product; (c) all patent applications claiming priority from a patent or patent application described in (a) or (b), including, without limitation, continuations, divisionals, continuations-in-part and foreign patent applications; (d) all patents and patent applications from which any patent or patent application described in (a), (b), or (c) claims priority; and (e) all patents issuing from a patent application described in (a), (b), (c), or (d), including, without limitation, all reissues, reexaminations and extensions.

1.6 “Change in Control” means a transaction or series of related transactions pursuant to which an entity that directly or indirectly obtains ownership of more than fifty percent (50%) of the voting securities of CG, provided that (i) CG is the surviving or continuing entity in the event of any merger, combination, conversion, reorganization, or similar transaction that constitutes all or part of such Change in Control and (ii) no assets of CG relating to the Licensed IP are assigned, transferred or sold in connection with such transaction or series of related transactions constituting such Change in Control.

1.7 “Claim” means any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

1.8 “Combination Product” means a Product(s) and Other Product(s) sold in combination.

1.9 “Commercially Reasonable Efforts” means efforts at least consistent with the efforts a party would be expected to devote to a product of similar market potential, profit potential (determined without taking into account payments under this Agreement) or strategic value resulting from its own research efforts, based on conditions then prevailing. In all cases, the level of efforts required of a party in connection with its Development and/or Commercialization efforts (as applicable) shall be determined without reference to any product other than Products or any other drug development program owned by that Party, its Affiliates or any Sublicensee, or to which any of them have any rights.

1.10 “Commercialization”, “Commercialize” or “Commercializing” means engaging in any and all activities directed to manufacturing of commercial supplies, marketing, promoting, distributing, offering for sale, selling, importing, exporting or exploiting a product, and conducting post Marketing Authorization Approval studies.

1.11 “Confidential Information” shall have the meaning assigned thereto in Section 10.1.

1.12 “Control” or “Controlled” means, with respect to any item of or right under CG0070 Patents or Licensed Know-How, the possession of such item or right (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant a license or sublicense of such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such license or sublicense and without payment of additional consideration to such Third Party.

1.13 “Cover” or “Covering” means, (a) with respect to a patent or patent application, that at least one Valid Claim of such patent or patent application would be infringed by the product, method, use, or device, as applicable, and (b) with respect to any other intellectual property right, that the product, method, use or device would infringe or misappropriate such rights unless a license were granted.

1.14 “Development”, “Develop” or “Developing” means engaging in preclinical and clinical drug development activities, including, but not limited to, test method development, stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-approval changes, quality assurance/quality control, statistical analysis, report writing, preclinical and Clinical studies, regulatory filing submission and approval and regulatory affairs, but expressly excluding Research.

1.15 “Development Activities” means activities undertaken in performance of the Development Plan.

1.16 “Development Plan” means the comprehensive plan for the Development of Products for the purpose of obtaining Marketing Authorization Approval for the Products in the Field of Use in the Territory.

1.17 “Disclosing Party” shall have the meaning assigned thereto in Section 10.1.

1.18 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.19 “FDCA” means the Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

1.20 “Field of Use” means the use of the CG0070 recombinant adenovirus and/or n-Dodecyl-beta-Maltoside (“DDM”) to treat and/or prevent cancer (in each case, including in a combination therapy).

1.21 “First Commercial Sale” means the first transfer for value of commercial quantities of any Product by Lepu or any of its Affiliates or Sublicensees after receipt of Marketing Authorization Approval. Sales for test marketing, sampling and promotional uses, clinical study purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

1.22 “Good Manufacturing Practices” means, with respect to the United States, the minimum then-current good manufacturing practices for methods, facilities, and controls to be used for the manufacture, processing, packing, or holding of a drug to assure that it meets the requirements of the FDCA for safety and has the identity and strength and meets the quality and purity characteristics, specified in 21 C.F.R. Parts 210 and 211, as may be amended, and, with respect to any other country or jurisdiction, the equivalent regulations in such other country or jurisdiction.

1.23 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including, but not limited to, the FDA.

1.24 “Intellectual Property Rights” means any and all patent rights, copyright rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including, but not limited to, any application therefor) whether now known or hereafter existing.

1.25 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.26 “Licensed IP” means the Licensed Patents and Licensed Know-How.

1.27 “Licensed Know-How” means all know-how and technical information Controlled and possessed by CG during the Term that relates to the CG0070 recombinant adenovirus and/or DDM and is reasonably necessary or useful to develop, use, sell, offer to sell, market or promote the CG0070 recombinant adenovirus and/or DDM in the Field of Use in the Territory.

1.28 “Licensed Patents” means CG0070 Patents held in a jurisdiction within the Territory.

1.29 “Manufacturing Documentation” means, with respect to a Product, the documentation that is in CG’s possession and relevant to the manufacture of such Product.

1.30 “Marketing Authorization Approval” shall mean approval by the applicable Regulatory Authority for sale of a Product in the Field of Use.

1.31 “Materials” shall have the meaning assigned thereto in Section 7.1.1.

1.32 “Net Sales” means with respect to a given period, the gross amounts invoiced for Products sold or otherwise disposed of by Lepu, an Affiliate of Lepu, or a Sublicensee, to Third Party customers, less the following amounts:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***];

(v) [***]; and

(vi) [***].

1.33 “Other Product” means an active ingredient, other than the Product, consisting of a separate and distinct molecular entity having a clearly defined therapeutic activity other than as an adjuvant, bio-availability enhancer, formulation excipient, stabilizer, antioxidant, device, carrier or the like.

1.34 “Party” or “Parties” shall have the meaning assigned thereto in the first paragraph of this Agreement.

1.35 “Patent Costs” shall have the meaning assigned thereto in Section 13.1.2.

1.36 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the Laws of any jurisdiction.

1.37 “Personnel Costs” shall mean CG’s internal and external costs for personnel to the extent directed to work under this Agreement (e.g. assisting in Development and/or manufacturing of Products), excluding any such costs related to participation of CG’s employees on the JDC. External costs for consultants will be equivalent to the amount CG is required to pay such consultants, but only if such consultants are approved in advance by Lepu. Costs for CG personnel will be calculated on an hourly basis based on such personnel’s base salary (excluding bonuses, benefits, and other perquisites). For clarity, costs and expenses for CG’s consultants to engage in JDC activities shall be deemed Personnel Costs, but only if such consultants are approved in advance by Lepu.

1.38 “Product” means CG0070 recombinant adenovirus and/or DDM, the Development, manufacture, Commercialization or use of which (i) is Covered by a Valid Claim of at least one (1) Licensed Patent or; (ii) uses or incorporates all or any part of the Licensed Know-How.

1.39 “Regulatory Authority” means a federal, national, multinational or other regulatory agency or governmental entity involved in the granting of marketing approval for a pharmaceutical product in a country (e.g., the FDA).

1.40 “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to such Product, other than patent rights, that prohibits a third party from (a) relying on data generated by or on behalf of the Parties with respect to such Product in an application for regulatory approval, or (b) commercializing such Product (for example, any Data Exclusivity rules released by the CFDA).

1.41 “Regulatory Filings” means any written application, submission, notice or other filing made to an applicable Regulatory Authority in the Territory: (a) seeking approval for the commercial manufacture, use, storage, import, export, transport, distribution, marketing or sale of a Product, including, without limitation, any Marketing Authorization Approval; or (b) that is required to be filed with the applicable Regulatory Authority before beginning clinical testing of a Product in human subjects, including, without limitation, any successor application or procedure, non-U.S. equivalents to any of the foregoing and all supplements and amendments that may be filed with respect to any of the foregoing.

1.42 “Research” means activities to (i) develop a virus other than CG0070 recombinant adenovirus or (ii) develop applications for CG0070 recombinant adenovirus and/or DDM outside the Field of Use.

1.43 “Senior Executives” shall mean the Chairman or Chief Executive Officer of CG and the Chief Executive Officer or other “C-Level” Management of Lepu.

1.44 “Sublicensee” means a sublicensee to whom Lepu has sublicensed any of its rights to Develop and/or Commercialize (e.g., without limitation, the right to sell or offer to sell) Products pursuant to Section 3.2.

1.45 “Term” shall have the meaning assigned thereto in Section 14.1.

1.46 “Territory” means mainland China (including Hong Kong and Macau).

1.47 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.48 “United States” means the United States of America and its territories and possessions.

1.49 “Upfront Payment” shall have the meaning assigned thereto in Section 9.1.

1.50 “Valid Claim” means a claim in an issued, unexpired patent that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, and (iv) is not lost through an interference proceeding.

2. [Intentionally omitted].

3. LICENSE GRANTS, OWNERSHIP AND EXCLUSIVITY.

3.1 License Grant. Subject to the terms and conditions of this Agreement, CG grants to Lepu and its Affiliates (but only to the extent those Affiliates agree in writing provided to CG and for CG’s benefit to be bound by all the restrictions in this Agreement in the same manner in which Lepu is bound) an exclusive, royalty-bearing, non-transferable (except as expressly set forth in Section 15.8) license under the Licensed IP, to manufacture (but not have manufactured), Commercialize and Develop Products in the Field of Use in the Territory.

3.2 Sublicenses. Lepu may not sublicense any of the rights granted under Section 2.1 without CG’s prior written consent, which shall not be unreasonably withheld.

3.3 Research. For clarity, Section 3.1 does not grant Lepu any rights to conduct (and Lepu agrees not to conduct) Research with respect to the Licensed IP. Without limiting any remedies of CG, CG shall own (and Lepu hereby assigns) all right, title and interest in and to any inventions conceived or reduced to practice during the Term that are improvements or modifications to any Licensed IP or otherwise resulting from Research using the Licensed IP.

3.4 No Implied Rights. Nothing contained in this Agreement confers or will be construed to confer any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than the rights expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to such Party.

3.5 Ownership of Licensed IP. Other than through a license outside the Field of Use or outside the Territory, CG shall not sell, convey, assign, license, or otherwise transfer all or part of its right, title, or interest in the Licensed IP unless, prior to or contemporaneously with such transaction, the transferee delivers to Lepu an instrument by which the transferee assumes CG’s obligations under this Agreement and agrees that such Licensed IP is being transferred subject to the license grant in Section 3.1. For the avoidance of doubt, a Change in Control, by itself, is not a sale, conveyance, assignment, license or transfer of Licensed IP subject to this Section.

4. JOINT DEVELOPMENT COMMITTEE.

4.1 General. The parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) consisting of [***] from each Party, which committee shall oversee, guide, and monitor the Development (including the conducting of clinical trials) and regulatory approval efforts for the Products in the Field of Use in the Territory by (a) reviewing and discussing the progress of the Development Activities, including any significant difficulties encountered or anticipated to be encountered in connection therewith, and (b) reviewing and approving any amendments to the then-current Development Plan. The Parties acknowledge that one goal of the JDC’s efforts will be to maximize the commercial potential of Products in the Territory for the Field of Use while harmonizing such efforts with the development and commercialization of the same or other Products outside the Territory in the Field of Use. Notwithstanding the foregoing sentence, the JDC will not oversee, guide, or monitor the Commercialization of Products. The JDC shall meet on a [***] basis. JDC decisions shall be made by consensus, with each party having a single vote regardless of the number of the representatives of such Party; provided, however, that Lepu shall cast the deciding vote for each matter where the

JDC cannot reach consensus after escalation to each Party’s Senior Executives, so long as such JDC decision would not reasonably be expected to result in (i) any direct, material impairment to the Licensed IP or the Development of any Products outside of the Territory or (ii) any direct, material conflict with the rights of other CG licensees of the Licensed IP. In the case of clause (i) or (ii) above, CG shall cast the deciding vote.

4.2 Product Development. Lepu agrees not to research, develop, use, sell, market and promote any Products without informing the JDC. In addition, Lepu will not undertake any Development efforts (including conducting any preclinical studies or clinical trials) for any Product (other than pursuant to the Development Plan) without informing the JDC.

5. DEVELOPMENT OF PRODUCTS.

5.1 Approval of Development Plan; Annual Updates. An initial Development Plan shall be prepared by Lepu and submitted to the JDC for approval within [***] of the Effective Date. Lepu shall submit to the JDC updates to the Development Plan by [***] of each calendar year in which Lepu anticipates conducting Development Activities.

5.2 Lepu Responsibilities; CG Assistance. Lepu shall use Commercially Reasonable Efforts to Develop Products in the Field of Use in the Territory, including by performing Development Activities in accordance with the corresponding timelines set forth in Development Plan, all at Lepu’s sole cost and expense. Without limiting the foregoing, Lepu shall achieve the following clinical and regulatory milestones on or before the following dates:

Milestone	Target Completion Date
[***]	[	***]

CG shall provide all reasonably requested information, Licensed Know-How, and assistance to Lepu in connection with the Development Activities, at Lepu’s cost and expense (which CG may reasonably require in advance).

5.3 CG Development Costs.

5.3.1 The Parties acknowledge and agree that their intent is for Lepu to be responsible for all of the internal and external costs and expenses incurred by CG in its performance of all Development Activities it is required to perform, including, without limitation, Personnel Costs, but excluding costs related to participation of CG’s employees on the JDC (the “CG Development Costs”). Accordingly, Lepu shall pay CG for the CG Development Costs within [***] after receipt of CG’s written invoice(s), supported by reasonable documentation for the amounts charged in such invoice(s). However, to the extent CG must pay its approved consultants prior to such time period, then Lepu shall pay CG such CG Development Costs within the later of (i) [***] after invoice, or (ii) the date such consultant requires payment after invoice. For the avoidance of doubt, unless otherwise agreed to by the Parties in writing, CG will not be required to perform any activities under the Development Plan for which funding by Lepu is not provided.

6. COMMERCIALIZATION.

6.1 Commercialization Plan. No later than [***] prior to the estimated date of Marketing Authorization Approval in the Territory, Lepu shall provide CG with a written plan for the Commercialization of Products in the Field of Use in the Territory (the “Commercialization Plan”) including a corresponding budget, which shall include reasonable detail regarding the activities Lepu expects to undertake, and the amounts it expects to expend in connection with such activities over the [***] period immediately following Marketing Authorization Approval in the Territory. The Commercialization Plan shall be updated [***] and shall include revenue projections for the first [***] covered by the Commercialization Plan. The Commercialization Plan shall, at a minimum, contain reasonably sufficient detail to demonstrate to CG how Lepu intends to meet its obligations under Section 6.2. Lepu shall provide CG with a reasonable opportunity to review and comment on the initial Commercialization Plan and each update thereto, and Lepu shall consider all such comments in good faith. Lepu shall be responsible to use Commercially Reasonable Efforts to Commercialize Products in accordance with the Commercialization Plan and otherwise as expressly provided under this Agreement.

6.2 Diligence. Lepu shall use Commercially Reasonable Efforts to Commercialize Products in the Field of Use in the Territory, at its sole expense. Without limiting the generality of the foregoing, Lepu shall use Commercially Reasonable Efforts to Commercialize at least one (1) Product and achieve the First Commercial Sale in the Territory within [***] after receipt of Marketing Authorization Approval therefor, and to Commercialize at least one (1) Product and achieve the First Commercial Sale in the Territory within [***] after receipt of Marketing Authorization Approval in the Territory.

6.3 Samples and Labeling.

6.3.1 Markings. To the extent permitted or required by applicable Law, Lepu shall (and shall require that its Affiliates and Sublicensees) indicate that the Product is licensed by CG in the package insert for all Products distributed in the Field of Use in the Territory. Subject to the Parties’ agreement as to which Licensed Patents Cover any Product, Lepu shall, and shall require its Affiliates and Sublicensees to, mark all Products and all associated packaging and documentation, with the appropriate marking and notices associated with the applicable Licensed Patents in accordance with the laws and customs of each country or jurisdiction in which such Products are manufactured, used or sold.

6.3.2 Statements Consistent with Labeling. Lepu shall ensure that its employees, independent contractors and other agents market and sell Products consistent with the requirements of all applicable Laws. Lepu shall ensure that all samples provided under this Agreement are labeled and distributed in accordance with applicable Law.

7. MANUFACTURING; TECHNOLOGY TRANSFER.

7.1 Manufacturing by CG. CG shall use Commercially Reasonable Efforts to manufacture or otherwise supply Lepu of its requirements of CG’s CG0070 recombinant adenovirus and DDM (the “Materials”) for Development Activities. Lepu shall pay CG its fully burdened cost of such Materials plus (a) [***] thereof, and (b) actual freight and other Third Party transportation and handling expenses and within [***] after acceptance of Materials. Lepu may (as its sole and exclusive remedy for any non-conformance of Materials) only reject any Materials that do not conform in all material respects to specifications agreed upon in writing between Lepu and CG, and CG shall promptly upon such rejection provide Lepu with conforming replacement Materials in accordance with this Section. Materials that Lepu does not reject by notifying CG within [***] after delivery to Lepu shall be deemed accepted. Furthermore, the timing of delivery of the Materials shall be as reasonably specified by Lepu (but always subject to CG’s then current lead time), provided that the parties shall resolve any disputes regarding such timing through the JDC.

7.2 Manufacturing by Lepu; Technology Transfer.

7.2.1 At least [***] every [***] during the Term or at Lepu’s request, CG will provide Lepu with copies of all Manufacturing Documentation in its possession and necessary for Lepu to manufacture clinical and commercial supplies of CG’s CG0070 recombinant adenovirus and DDM.

7.2.2 With respect to the manufacture of CG’s CG0070 recombinant adenovirus and DDM, CG shall provide all reasonably requested information (including, without limitation, Licensed Know-How) and assistance to Lepu, at Lepu’s cost and expense, necessary to enable the manufacture of CG’s CG0070 recombinant adenovirus and DDM at a manufacturing facility designated by Lepu. Such assistance shall include, if requested by Lepu and at Lepu’s expense (including, without limitation CG’s Personnel Costs), provision of reasonable access to and consultation with persons knowledgeable of the manufacture of CG’s CG0070 recombinant adenovirus and DDM. Prior to the start of the validation process of a Third Party facility, CG shall have the right to require that the Third Party facility enter into a reasonable agreement with CG and/or its Third Party manufacturer that includes confidentiality obligations that are at least as protective of CG’s Confidential Information as those set forth in Article 9. CG shall use Commercially Reasonably Efforts to provide reasonably requested information and assistance under this Section 7.2.2, at Lepu’s cost and expense, on an ongoing basis with the intent that Products can be manufactured to meet then-current demand with batch-to-batch stability.

7.2.3 Lepu acknowledges that CG’s obligations in Sections 7.2.1 and 7.2.2 are conditioned on Lepu providing certain documentation reasonably necessary to enable CG to perform its obligations and Lepu agrees to provide CG with such documentation and otherwise reasonably cooperate with CG in the performance of its obligations under this Section 7.2.

7.3 Compliance with Laws. Each Party shall conduct, or have conducted, all manufacturing of Product for which it is responsible in accordance with this Agreement and Laws, including, without limitation, all Good Manufacturing Practices, to the extent applicable.

8. REGULATORY MATTERS.

8.1 Responsibility.

8.1.1 Lepu shall be the holder and owner of all the Marketing Authorization Approvals in the Territory for Products in the Field of Use during the Term, and shall be responsible for all associated legal obligations with respect to all of the foregoing. Lepu shall use Commercially Reasonable Efforts to maintain all the Marketing Authorization Approvals for Products in the Territory, including submitting any supplemental applications, annual reports, variations or renewals thereof that are required by applicable Law to be obtained in order to maintain the Marketing Authorization Approval(s) in the Territory. Lepu shall use Commercially Reasonable Efforts, and bear its own costs and expenses, in connection with the foregoing and all other regulatory-related activities Lepu undertakes or is required to undertake in the Territory. Lepu shall not assign or transfer any Marketing Authorization Approvals in the Territory to any Third Party without the prior written consent of CG, except in connection with a permitted assignment of this Agreement pursuant to Section 15.8. At Lepu’s request and expense (which CG may reasonably request in advance), CG shall provide reasonable assistance with Lepu’s pursuit of Marketing Authorization Approvals and other regulatory activities.

8.2 Communication. Lepu shall keep CG informed of all significant matters arising from Lepu’s regulatory-related activities with respect to Products and shall provide CG with a copy or a summary of any material correspondence that it receives from a Regulatory Authority regarding any Product, with such copy or summary to be provided no later than [***] after receipt of the correspondence to which it relates. Lepu shall provide CG reasonable advance written notice of any meetings, conferences, or calls with Regulatory Authority(ies) in the Territory concerning Products and an opportunity participate in any such meetings, conferences or calls, and to review and comment on any materials or correspondence proposed to be submitted to any Regulatory Authority. Lepu shall give reasonable consideration to CG’s comments and suggestions regarding all regulatory matters related.

8.3 Right of Reference.

8.3.1 Lepu hereby grants CG a right of reference, subject to applicable Law, to all data and information contained or referenced in any submissions to Regulatory Authorities for Products in the Territory that are reasonably necessary or useful for any regulatory filings CG decides to make with respect to Products outside the Territory and/or Field of Use. Lepu shall provide the applicable Regulatory Authority(ies) a letter confirming this right of reference at any time within [***] after CG’s request and shall take such other actions and execute such other documents as CG may reasonably request to further confirm and give effect to this right of reference.

8.3.2 CG hereby grants Lepu a right of reference, subject to applicable Law, to all data and information contained or referenced in any submissions to Regulatory Authorities for Products outside the Territory that are reasonably necessary or useful for any regulatory filings Lepu decides to make with respect to Products in the Territory in the Field of Use. CG shall provide the applicable Regulatory Authority(ies) a letter confirming this right of reference at any time within [***] after Lepu’s request and shall take such other actions and execute such other documents as Lepu may reasonably request to further confirm and give effect to this right of reference.

8.4 Drug Safety Information. Lepu shall comply fully with all applicable Adverse Event reporting recommendations and requirements in all countries in the Territory where Lepu intends to Commercialize the Product and the Parties agree to exchange with one another such information as may be necessary to achieve that end and to ensure that the Parties are completely informed regarding Adverse Events with respect to the Products. This includes single case reports, together with an appropriate medical evaluation, as well as aggregate data, such as Periodic Safety Update Reports (PSURs) required by applicable Regulatory Authorities. Within [***] after the Effective Date of this Agreement, the Parties shall commence good faith negotiations on a mutually acceptable pharmacovigilance agreement.

9. UPFRONT PAYMENTS; MILESTONE PAYMENTS; ROYALTY PAYMENTS.

As partial consideration for the contributions and activities of CG under this Agreement and the rights granted by CG to Lepu hereunder, Lepu shall make the following payments to CG as set forth in this Article 9.

9.1 Upfront Payment. Lepu shall pay CG four million five hundred thousand United States Dollars (USD$4,500,000) (the “Upfront Payment”) in accordance with the terms of this Section 9.1. Within [***] after the Effective Date, and with CG’s assistance at Lepu’s reasonable request, Lepu shall seek approval from the China State Tax Administration (an “Approval Request”) and shall provide CG with written verification of such Approval Request. Lepu shall pay CG the Upfront Payment within [***] after the Approval Request is granted, which grant Lepu expects will occur approximately [***] after submission of the Approval Request.

9.2 Milestone Payments.

9.2.1 In the event CG or Lepu achieves a regulatory or commercial milestone specified below with respect to any Product (including achievement of any milestone by any Affiliate or Sublicensee of Lepu), then CG or Lepu, as applicable, shall promptly notify the other Party in writing of such achievement. Within [***] after such achievement, and with CG’s assistance at Lepu’s reasonable request, Lepu shall file an Approval Request to pay to CG the corresponding non-refundable, non-creditable milestone payments specified in the table below, and shall provide CG with written verification of such Approval Request. Lepu shall pay CG the applicable milestone payment within [***] after the Approval Request is granted.

Milestone Event	Milestone Payment
[***].	[	***]
[***].	[	***]
[***].	[	***]

[***].	[	***]
[***].	[	***]
[***].	[	***]

9.2.2 All milestones are intended to be cumulative, such that if a later milestone is achieved prior to the achievement of one or more earlier milestones, the earlier milestone(s) will be deemed to have been achieved at the time the later milestone is achieved, and the corresponding milestone payment(s) shall be due and payable in accordance with this Section 9.2. Each milestone payment shall be made by Lepu only once.

9.3 Royalties.

9.3.1 Net Sales Royalties. From and after the date of the First Commercial Sale of a Product until termination of this Agreement for any reason, Lepu will pay royalties to CG in an amount equal to seven percent (7%) of annual Net Sales. Royalty payments shall be payable on a calendar quarterly basis.

9.3.2 Timing of Royalty Payments. Within [***] after the end of each calendar quarter Lepu shall file an Approval Request to make the royalty payment to CG for Net Sales during such calendar quarter, and shall provide CG with written verification of such Approval Request. Lepu shall pay CG the applicable royalty payment within [***] after the Approval Request is granted.

9.3.3 Discounts. To the extent permitted by applicable Laws, Lepu shall not, and shall ensure that its Affiliates and Sublicensees do not, sell a Product to any Third Party at a discount greater than customary industry standards in the Territory with respect to products similar to the Product (and Lepu shall not be entitled to deduct the excess portion of such discount in the calculation of Net Sales in respect of such sale).

9.3.4 Calculation of Net Sales for Combination Products. With respect to Combination Products, if Products are sold in the form of Combination Products containing one or more Other Products, Net Sales for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of a Product as the only therapeutically active ingredient if sold separately, and B is the total invoice price of any Other Products in such Combination Product, if sold separately. If the Other Products in the combination are not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of the Product as the only therapeutically active ingredient, if sold separately, and C is the invoice price of the Other Product. If neither such Product nor the other active component or components of the Combination Product is sold separately, Net Sales for the purposes of determining royalties of the Combination Product shall be determined by the Parties in good faith based on the relative value of the Product and the additional active ingredients that are included in the Combination Product (an “Unprecedented Combination Product”). Neither Lepu, its Affiliates nor its Sublicensees shall sell any Unprecedented Combination Product until the Parties have made the determination required by the previous sentence.

9.3.5 Royalty Reduction Upon Loss of Patent Coverage. The royalty rate applicable to Net Sales of each Product shall be reduced to [***] when both (a) the sale of such Product is not Covered by at least one Valid Claim within the Licensed Patents; and (b) there is no Regulatory Exclusivity for such Product.

9.4 Net Sales. Within [***] following the end of each calendar quarter, Lepu shall submit to CG a written statement reporting Net Sales on a Product-by-Product basis during such calendar quarter, total royalty payments due CG in respect of such Net Sales, and information supporting the calculation of such Net Sales.

9.5 [Intentionally omitted.]

9.6 Payment Terms.

9.6.1 All sums due to CG shall be payable in United States dollars by bank wire transfer in immediately available funds to such bank account(s) as CG shall designate. Lepu shall pay CG for Personnel Costs within [***] following receipt of CG’s invoice.

9.6.2 When Products are sold for monies other than United States dollars, the Net Sales of such Products will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be the applicable rate published by the Wall Street Journal on the last Business Day of the calendar quarter in which such royalties accrued.

9.6.3 Where royalties are due for Net Sales where by reason of currency regulations of any kind it is impossible to make royalty payments for that country’s Net Sales in accordance with Section 9.6.1, said royalties shall be deposited in whatever currency is allowable for the benefit or credit of CG in an account designated by CG in an accredited bank in that country.

9.6.4 In case of any delay in payment by Lepu to CG, interest on the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to the prime rate as reported in [***], [***], as determined for each month on the last business day of that month plus [***], or if lower, the maximum rate allowed by applicable Laws, assessed from the day payment was initially due. The foregoing interest shall be due from Lepu without any special notice.

9.7 Tax Withholding, Financial Records and Audits.

9.7.1 Each Party shall be responsible for, and shall pay, any taxes imposed on it by applicable Law resulting or arising from the transactions contemplated herein.

9.7.2 If laws or regulations require Lepu to withhold any taxes from royalty or advance payments made to CG under this Agreement, then such taxes shall be deducted by Lepu as required by law from such remittable royalty, milestone or similar payments and shall be paid by Lepu to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to CG as evidence of such payment. All amounts required to be withheld by Lepu and remitted to a taxing authority shall be treated as if they were paid to CG under this Agreement. Notwithstanding the foregoing, any payments by Lepu for Materials provided by CG or pursuant to Sections 5.2, 5.3, 7.2.2 and 13.1.2 shall be net of any withholding and any amounts remitted to a taxing authority in connection therewith shall not be treated as if they were paid to CG. For the avoidance of doubt, the foregoing sentence shall not apply to any other payments under this Agreement (including, without limitation, the Upfront Payment, any royalty payments or any milestone payments) to the extent tax withholding may be required with respect to such amounts.

9.7.3 [Intentionally omitted.]

9.7.4 CG shall have the right, at its own expense, to nominate an independent certified public accountant acceptable to and approved by Lepu, said approval not to be unreasonably withheld, who shall have access to Lepu’s records during reasonable business hours for the purpose of verifying the amounts payable by Lepu under this Agreement for any period within the preceding [***] period, but this right may not be exercised more than once in any [***] except for re-audits performed by CG following a deficiency of any payment to CG by [***] or more. The accountant shall disclose to CG only information relating solely to the accuracy of the amounts payable by Lepu under this Agreement. If any audit or examination shall reveal a deficiency of any payment due hereunder, Lepu shall make payment to CG of such deficiency plus interest at the prevailing prime rate reported in United States dollars in the money rate section of Wall Street Journal, New York edition on the date of communication to Lepu of such deficiency plus [***] for the period of such deficiency. Payment shall be made within [***] following notification of Lepu by CG of such deficiency. In addition, in the event that such an audit or examination shall reveal a deficiency of any royalty payment due in an amount equaling or exceeding [***] of Lepu’s accounting of the undisputed amounts due hereunder, Lepu shall also reimburse CG for the reasonable costs of such audit.

10. CONFIDENTIAL INFORMATION.

10.1 Definition. “Confidential Information” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including, but not limited to, the terms of this Agreement and information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, including, but not limited to Licensed Know-How. Confidential Information shall not include any such information that: (a) is already rightfully known to the Receiving Party or its Affiliates (other than under an obligation of confidentiality at least as stringent as required in this Agreement) at the time of disclosure (as evidenced by written records of the Receiving Party); (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party or its Affiliates; (c) is disclosed to the Receiving Party or its Affiliates without an obligation of confidentiality by a Third Party who had no separate nondisclosure obligation in respect of such information; or (d) is independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the use of or reference to the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party). The Parties agree that with respect to the Licensed IP, CG shall be deemed the Disclosing Party.

10.2 Confidentiality. The Receiving Party shall keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its Affiliates and Sublicensees and its and their employees, agents and subcontractors who have a need to know such Confidential Information to implement the terms of this Agreement. A Receiving Party shall advise any such Affiliate, employee, agent, and subcontractor who receives Confidential Information of such obligations, and the Receiving Party shall ensure (through enforcement of written agreements or otherwise) that all such Affiliates, employees, agents, and subcontractors comply with such obligations as if they had been a Party hereto. The Receiving Party will be liable for breach of confidentiality by any of its Affiliates or Sublicensees its or their employees, agents, or subcontractors.

10.3 Permitted Disclosure and Use. The Receiving Party shall have the right to disclose Confidential Information if, (a) in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by any applicable Laws (including, but not limited to, the rules of any stock exchange), provided that the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party and the Receiving Party seeks confidential treatment of such Confidential Information to the maximum extent permitted by the relevant Governmental Authority; or (b) a court, tribunal, administrative agency or other Governmental Authority orders such disclosure, provided that the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party will cooperate reasonably with any such efforts by the Disclosing Party. Without limiting Section 10.2, each Party may disclose Confidential Information of the other Party to Third Parties under appropriate terms and conditions, including, without limitation, confidentiality provisions substantially equivalent to these in this Agreement only (a) for sublicensing (if approved by CG), consulting, manufacturing permitted under this Agreement, development, external testing and marketing studies with respect to the Products covered by this Agreement or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical or Clinical studies, engaging in regulatory activities for the purpose of obtaining Marketing Authorization Approval, and developing and marketing Products pursuant to this Agreement. The disclosing Party shall be responsible for any breaches of confidentiality by such Third Parties to whom it has disclosed the other Party’s Confidential Information. Furthermore, notwithstanding any other provision of this Agreement, each Party may disclose: (i) the terms of this Agreement as necessary in connection with any proposed financing, merger or similar transaction, subject to confidentiality; or (ii) Confidential Information to the extent necessary to obtain legal or financial advice from its attorneys or accountants. The Parties shall also be permitted to make disclosures consistent with, and pursuant to, Sections 15.1 (Publications) and 14.2 (Public Announcements).

10.4 Return. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents or other media containing Confidential Information of the Disclosing Party with the exception of one (1) copy for the sole purpose of monitoring and documenting the confidentiality obligations hereunder.

10.5 Remedies. Money damages may not be an adequate remedy if this Article 9 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief in any court of competent jurisdiction against such breach or threatened breach without the necessity of posting any bond or surety.

11. REPRESENTATIONS AND WARRANTIES.

11.1 Mutual Representations and Warranties. CG and Lepu each represents and warrants to the other as of the Effective Date:

11.1.1 Such Party: (a) is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; and (b) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

11.1.2 The execution, delivery and performance of this Agreement by such Party: (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the organizational documents of such Party; (d) will not, to the Party’s knowledge, violate any Laws or any order or decree of any court or Governmental Authority applicable to such Party; and (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party is a party, or by which such Party is bound;

11.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights and to general equity principles;

11.1.4 No governmental authorization, consent, approval (except Marketing Authorization Approvals), license, registration, filing or exemption therefrom with any court or other Governmental Authority applicable to such Party is or will be necessary for, or in connection with, the performance of the transaction contemplated by this Agreement or any other agreement or instrument executed in connection therewith; and

11.1.5 Neither such Party nor, to either Party’s knowledge, any of its employees has been debarred by the FDA (or similar action by any other Regulatory Authority), or subject to an FDA debarment investigation or proceeding (or similar investigation or proceeding by any other Regulatory Authority) for any reason.

11.2 CG Representations and Warranties. CG represents and warrants to Lepu as of the Effective Date:

11.2.1 CG is the sole and exclusive owner of the entire right, title and interest in and to the CG0070 Patents, and is not aware of any dispute or challenge to inventorship or ownership of the CG0070 Patents.

11.2.2 CG has not granted any licenses under the CG0070 Patents in the Field of Use in the Territory.

11.2.3 Aside from statements by patent examiners in the course of prosecution of the CG0070 Patents, CG has not received any express written claim that a CG0070 Patent is invalid or unenforceable.

11.2.4 CG has not received any express written notice of any substantial and continuing infringement by a Third Party of any Valid Claim of a CG0070 Patent in the Field of Use.

11.2.5 To CG’s actual knowledge (without any search or special investigation) as of the Effective Date, neither CG0070 recombinant adenovirus nor DDM infringe Third Party intellectual property rights in the Territory.

11.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

12. INDEMNIFICATION.

12.1 Indemnification by Lepu. Subject to Section 12.3, Lepu shall indemnify and defend CG and its Affiliates and each of their officers, directors, employees, successors and assigns from and against all Claims of Third Parties to the extent arising out of (a) Lepu’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) breach by Lepu of any of its representations or warranties under this Agreement, or (c) the Development, Commercialization, use, handling, storage, marketing, sale, distribution or other disposition of Products by Lepu, its Affiliates, agents or subcontractors, except to the extent arising from CG’s negligence or willful misconduct or breach of CG’s representations or warranties in Section 11 and except as to infringement of Third Party intellectual property by Lepu based on Lepu’s use of the Licensed IP.

12.2 Indemnification by CG. Subject to Section 12.3, CG shall indemnify and defend Lepu and its Affiliates and each of their officers, directors, employees, successors and assigns from and against all Claims of Third Parties to the extent arising out of (a) CG’s negligence or willful misconduct in performing any of its obligations under this Agreement; (b) breach by CG of any of its representations or warranties in Section 11; or (c) infringement of Third Party intellectual property by Lepu based on Lepu’s use of the Licensed IP.

12.3 Procedure for Indemnification.

12.3.1 Notice. Each Party (the “Indemnified Party”) will notify promptly the other Party (the “Indemnifying Party”) in writing if it becomes aware of a Claim (actual or potential) by any Third Party or any proceeding (including, but not limited to, any investigation by a Governmental Authority) for which indemnification may be sought and will give such related information as the Indemnifying Party shall reasonably request.

12.3.2 Defense of Claim. The Indemnifying Party shall have sole control over the defense and/or settlement of any such Claims and shall be responsible for satisfying and discharging any award made to or settlement reached with the Third Party pursuant to the terms of this Agreement; provided that the Indemnified Party may assume control over the defense and settlement of such Claims to the extent the Indemnifying Party fails to assume such control. The Indemnifying Party shall retain counsel to represent the Indemnified Party and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel at its own expense, provided that the Indemnifying Party shall reimburse such reasonable expenses to the extent that a conflict of interest arises between the Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any such Third Party Claim, unless such settlement (a) provides only for recovery of monetary damages that are paid in full by the Indemnifying Party and (b) includes an unconditional release of the Indemnified Party from all liability on such Claims.

13. PROSECUTION; LITIGATION.

13.1 Prosecution and Maintenance of Patents.

13.1.1 Subject to Section 13.1.3, CG shall have the sole right (but not the obligation) to prepare, file, prosecute and maintain the Licensed Patents. In connection therewith, CG shall have the authority to select patent counsel, to determine the form and content of such filing, prosecution and maintenance documents and to make all decisions regarding whether to file, prosecute and maintain such Licensed Patents, and in which countries to do so. CG shall provide Lepu with copies of all official correspondence (including, without limitation, applications, office actions and responses) relating to filing, prosecution and/or maintenance of Licensed Patents in the Territory. Lepu may provide comments on such correspondence, and CG will give good faith consideration thereto. In order to facilitate Lepu’s rights to comment, CG shall provide to Lepu copies of all such official correspondence and any proposed responses by CG at least [***] prior to any filing or response deadlines.

13.1.2 Lepu shall be responsible for [***] of all costs incurred by CG after the Effective Date in connection with the filing, prosecution or maintenance of the Licensed Patents, including, but not limited to, (a) filing fees, (b) attorneys’ fees and other expenses associated with application preparation, prosecution, and maintenance, (c) all costs associated with reexamination, oppositions and interference proceedings, (d) maintenance fees and annuities, including, without limitation, any service fees paid to an annuity payment service provider and (e) attorneys’ fees and filing fees associated with protest or appeal proceedings (collectively, “Patent Costs”). Lepu shall pay CG Lepu’s share of Patent Costs within [***] after receipt of an invoice from CG for such amounts that are supported with reasonable documentation for the amounts charged in such invoice.

13.1.3 CG shall not abandon prosecution or maintenance of any Licensed Patents without notifying Lepu in a timely manner of CG’s intention and reason therefor and providing Lepu with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such Licensed Patents as set forth below. In the event that CG abandons prosecution or maintenance of Licensed Patents in the Territory at any time during the Term, Lepu may assume prosecution responsibility therefor in the name of CG, and the costs associated with such prosecution shall be paid by Lepu at its sole discretion. No such action by Lepu will change the ownership or license provisions with respect to the applicable Licensed Patent unless agreed by the Parties in writing. CG will execute all documents that Lepu may reasonably request for such purposes.

13.2 Patent Infringement.

13.2.1 Notice of Infringement. Each Party shall promptly notify the other in writing (a) of any actual or suspected infringement of any Licensed Patents in the Territory (including, without limitation, unauthorized importation into the Territory for sale in the Territory), of which it becomes aware or (b) upon receiving notification that a Licensed Patent is subject to a declaratory judgment action alleging non-infringement, invalidity or unenforceability in the Territory, which notification shall specify in reasonable detail the nature of such actual or suspected infringement or judicial action.

13.2.2 Right to Enforce. Lepu shall have the initial right, using counsel of its choice, to enforce the applicable Licensed Patent(s) in the Territory with respect to infringement in the Field of Use, at its expense, and CG shall give reasonable assistance (excluding financial assistance) to Lepu in such action, at Lepu’s expense. Lepu shall provide CG with an opportunity to make suggestions and comments regarding such enforcement or defense, and Lepu shall consider all such suggestions and comments in good faith. Lepu shall keep CG reasonably informed of the status and progress of the litigation. Prior to initiating any action to enforce or defend any Licensed Patent(s) under this Section 13.2.2, Lepu and CG shall confer to determine a reasonable course of action which fairly balances the interests of both Parties to minimize risks of validity challenges to the applicable Licensed Patent(s), inside and outside the Field of Use, to minimize risks of lost sales of Products due to infringement and to minimize any potential adverse consequences to CG’s other licensees of the Licensed Patent(s). Without limiting the foregoing, if Lepu is authorized hereunder to initiate an action against a Third Party under this Section 13.2.2, but Lepu is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then at Lepu’s request, CG shall join in as party-plaintiff or commence such action in its own name and, in either event, cooperate with Lepu, at Lepu’s expense.

13.2.3 Distribution of Remedies. Any damages, royalties, settlement fees or other consideration for infringement resulting from such suit shall be distributed as follows: (a) first, each Party shall be reimbursed for its reasonable out-of-pocket costs paid in connection with the proceeding; and (b) thereafter, shall be paid [***] and [***]; provided, however, that, if the nature of the infringement by a Third Party of the Licensed Patent(s) extends to any Other Products, and the amounts recovered by the Party prosecuting the infringement includes damages, royalties, fees or other consideration associated with such Other Products, then Lepu shall only be entitled to receive (or, if it is the prosecuting Party, to retain) the pro-rata portion of any such recovery which is associated with the infringement of the Product.

13.2.4 Settlement. In no case may Lepu enter into any settlement or consent judgment or other voluntary final disposition with respect to any infringement action referenced in this Section that: (a) extends, or purports to exercise, Lepu’s rights under the Licensed IP beyond the rights granted pursuant to this Agreement; (b) makes any admission regarding wrongdoing by CG or the invalidity, unenforceability or absence of infringement of any Licensed Patents; (c) subjects CG to an injunction or other equitable relief; or (d) obligates CG to make a monetary payment; in all cases without the prior written consent of CG, which consent will not be unreasonably withheld or delayed. Similarly, in no case may CG enter into any settlement or consent judgment or other voluntary final disposition with respect to any infringement action referenced in this Section that: (i) limits Lepu’s rights under the Licensed IP or under this Agreement other than as expressly stated herein; (ii) subjects Lepu to an injunction or other equitable relief; or (iii) obligates Lepu to make a monetary payment; in all cases without the prior written consent of Lepu, which consent shall not be unreasonably withheld or delayed.

14. TERM AND TERMINATION.

14.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the termination of this Agreement as provided in this Article 14 (the “Term”).

14.2 Termination of this Agreement by Lepu for Convenience. Lepu may terminate this Agreement on a Product-by-Product basis for any reason upon [***] prior written notice to CG. For clarity, Lepu is not licensed to use any Confidential Information (and Section 10 restricts Lepu from using Confidential Information) to manufacture, Develop or Commercialize any Product for which Lepu terminates this Agreement.

14.3 Termination for Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within (a) [***] after the receipt of such notice for all defaults other than payment or (b) [***] after the receipt of such notice for defaults on payment, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement; provided, however, to the extent a Party disputes the grounds for termination hereunder in good faith, this Agreement may not be terminated until a determination has been made by an arbitrator pursuant to Section 15.5 that grounds for such termination exist hereunder. The proviso in the foregoing sentence shall not apply to any failure to pay the amount set forth in Section 9.1. In addition, CG shall have the right to terminate this Agreement in its entirety, immediately upon the issuance of written notice to Lepu, if at any time Lepu or any of its Affiliates or Sublicensees challenges, or causes to be challenged, in any way, the validity, enforceability or scope of the Licensed Patents in any court or before any Governmental Authority with authority to determine the validity, enforceability or scope of such Licensed Patents, or cause or request, without the prior written approval of CG, a review by any such court or Governmental Authority of the same.

14.4 [Intentionally omitted.]

14.5 Effects of Termination.

14.5.1 On a Product-by-Product basis, in the event of termination of this Agreement, (a) all rights and licenses on a Product-by-Product basis granted to Lepu herein shall terminate and revert to CG on termination, if any; (b) in the event that Lepu has any on-going Clinical studies with respect to the applicable Product as of the effective date of termination, Lepu agrees, at CG’s request, to either promptly transition such Clinical studies to CG or continue to conduct and complete such Clinical studies, at CG’s expense; (c) Lepu shall, at its own expense, promptly provide CG with all data and results pertaining, on a Product-by-Product basis, to the applicable Products; (d) Lepu will, at its own expense, promptly assign or transfer, or cause to be assigned and transferred to CG (or if not so assignable, Lepu shall take all reasonable actions to make available to CG the benefits of), all Regulatory Filings, Manufacturing Documentation and Marketing Authorization Approvals concerning the applicable Products; and (e) all rights granted by Lepu to CG under this Agreement will survive.

14.5.2 Except as otherwise provided herein, upon termination of this Agreement, all remaining records and materials in a Party’s possession or control containing the other Party’s Confidential Information and to which the former Party does not retain rights hereunder, shall promptly be returned or destroyed at the request of the disclosing Party. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel for the former Party solely for archival purposes.

14.6 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any liability (including, without limitation, any payment obligations) accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Sections 3.3, 8.3.1, 9.6, 9.7, 10, 12, 14 and 15 shall survive any termination or expiration of this Agreement.

14.7 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as expressly agreed to otherwise herein.

15. MISCELLANEOUS.

15.1 Publications. Lepu will notify CG of any planned abstracts, oral presentations and manuscripts relating to the publication of clinical data and other scientific data generated in the course of Development of the relevant Product by Lepu. The Parties shall discuss whether a planned submission might contain information which compromises the patentability or confidentiality of the Licensed IP. Lepu shall provide a draft of the planned submission or presentation at least [***] prior to publication or presentation (as the case may be) to allow for the filing of patent applications and shall take such measures as necessary to preserve proprietary rights in and the confidentiality of the information in the material being submitted for publication or presentation (including, but not limited to, withholding such publication). The review period may be extended for an additional [***] if CG can demonstrate a reasonable need for such extension, including, but not limited to, the preparation and filing of patent applications. By mutual agreement of the Parties, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any such publications or presentations.

15.2 Public Announcements. Except as may be expressly permitted under this Section 15.2 or mandated by applicable Laws or the rules of any stock exchange, neither Party will make any public announcement of any information regarding this Agreement without the prior written consent of the other Party. Once any statement is approved for disclosure by the Parties, either Party may make a subsequent public disclosure containing the same information disclosed in such prior public announcement without further approval of the other Party.

15.3 Relationship of the Parties. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

15.4 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, and which could not with the exercise of Commercially Reasonable Efforts have been avoided (“Force Majeure Event”), including, but not limited to, war, rebellion, earthquake, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance (other than performance of payment obligations) during the Force Majeure Event. The Party subject to a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall without delay recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 15.4.

15.5 Dispute Resolution. The prevailing Party may enforce any arbitration decision or award, and either Party may seek injunctive, equitable or similar relief (without the requirement of arbitration), in any court having competent jurisdiction. Any and all disputes arising out of or in connection with this Agreement, including its interpretation, shall be finally settled in the English language and under the Rules of Arbitration of the International Chamber of Commerce (“ICC”), in effect at the time of filing a notice of arbitration. The arbitration is to take place in the City and State of New York and is to be decided by a tribunal comprised of three arbitrators. Each Party shall select an arbitrator, to be confirmed by the ICC according to its Rules, and the two arbitrators shall then agree on a third arbitrator who shall be the president of the tribunal; the president shall also be subject to confirmation by the ICC in accordance with its Rules. A final decision by the majority of the tribunal shall be final and non-appealable. After the filing of the notice of arbitration, the ICC and/or the tribunal designated for this dispute, shall decide all matters pertaining to this Agreement. The issue of “arbitrability” of any and all disputes between the Parties, shall be decided solely by the ICC and/or the tribunal designated for this dispute. Notwithstanding any of the foregoing, any Party may seek injunctive, equitable or similar relief (without the requirement of arbitration), in any court having competent jurisdiction.

15.6 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York without regard to the provisions governing conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

15.7 Attorneys’ Fees and Related Costs. If there should occur any legal proceeding related to this Agreement, then the non-prevailing Party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing Party.

15.8 Assignment. This Agreement may not be assigned by either Party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that, without prior written consent, either Party may assign this Agreement, in whole or in part, to (a) any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate, or (b) to a successor to all or substantially all of the assets of such Party to which this Agreement relates; provided that prior to or contemporaneously with a transaction under sub-section (b), any such successor of CG delivers to Lepu an instrument by which such successor assumes CG’s obligations under this Agreement. For the avoidance of doubt, a Change in Control, by itself, is not an assignment of this Agreement subject to this Section, and the Parties hereby agree that this Agreement shall continue in full force and effect in accordance with its terms following any Change in Control. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

15.9 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and will be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

CG:	Lepu:

Cold Genesys, Inc. 6 Hutton Centre Drive, Suite 1220 Santa Ana, CA 92707 Attn: Arthur Kuan, CEO	Lepu Biotech Co., Ltd. 1-C280, No. 1628 Suzhao Road Minhang, Shanghai Attn: CEO
with a copy to:	with a copy to:

Gunderson Dettmer Stough, Villeneuve, Franklin and Hachigian, LLP 3570 Carmel Mountain Rd Suite 200 San Diego, CA 92130 Attn: Brendan C. McCarthy, Esq.	Akerman LLP 350 East Las Olas Blvd., Suite 1600 Fort Lauderdale, FL 33301 Attn: Mary V. Carroll, Esq.

or to such other address as the addressee shall have last furnished in writing in accord with this provision. All notices shall be deemed effective upon receipt by the addressee.

15.10 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15.12 Waiver. No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

15.13 Entire Agreement. This Agreement (including, but not limited to, the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including, but not limited, to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

15.14 Modification. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of CG and Lepu.

15.15 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, but not limited to, any creditor of either Party hereto.

15.16 Ambiguities. This Agreement shall be deemed to have been drafted jointly by both Parties; and ambiguities, if any, shall not be construed against either Party, irrespective of which Party may have actually drafted the ambiguous provision.

15.17 Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, CG and Lepu, by their duly authorized officers, have executed this Agreement as of the Effective Date.

COLD GENESYS, INC.		LEPU BIOTECH CO., LTD.

By:	/s/ Arthur Kuan	By:	/s/ Zhongjie Pu

Name:	Arthur Kuan	Name:	Zhongjie Pu

Title:	CEO	Title:

EXHIBIT 1

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